As filed with the Securities and Exchange Commission on May 31, 2006

Registration No. 333-134128

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 1

to

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Varsity Group Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1300 19th Street NW, 8th Floor Washington, D.C. 20036 (202) 667-3400	54-1876848
(State or Other Jurisdiction of Incorporation or Organization)	(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)	(I.R.S. Employer Identification Number)

Mark Thimmig

Chief Executive Officer

Varsity Group Inc.

1300 19th Street NW, 8th Floor

Washington, D.C. 20036

(202) 667-3400

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copy To:

Anthony J. Richmond, Esq.

Latham & Watkins LLP

140 Scott Drive

Menlo Park, California 94025

(650) 328-4600

Approximate date of commencement of proposed sale to the public:

From time to time after this registration statement becomes effective

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Stock, par value $0.0001 per share	1,705,776	$4.33	$7,386,010	$790

(1)	Includes the registration for resale of 867,724 shares of issued and outstanding common stock and 838,052 shares of common stock issuable upon exercise of outstanding exercisable common stock purchase options. In the event of a stock split, stock dividend or similar transaction involving the amount of common stock of the registrant, in order to prevent dilution, the number of shares of common stock registered hereby shall be automatically adjusted to cover the additional shares of common stock in accordance with Rule 416 under the Securities Act.
(2)	The price is estimated in accordance with Rule 457(c) under the Securities Act, solely for the purpose of calculating the registration fee and is $4.33, the average of the high and low prices of common stock of Varsity Group Inc. as reported by the Nasdaq National Market on May 25, 2006.
(3)	Fee previously paid.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. The selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 31, 2006

PROSPECTUS

Varsity Group Inc.

Up to 1,705,776 Shares of Common Stock

This prospectus covers up to 1,705,776 shares of common stock of Varsity Group Inc. (“us,” “we” or the “Company”) that may be offered for resale by the selling stockholders named in this prospectus and the persons to whom such selling stockholders may transfer their shares.

These shares of common stock include the resale of up to:

•	838,052 shares of common stock issuable upon exercise of outstanding exercisable common stock purchase options; and

•	867,724 shares of common stock currently issued and outstanding.

We will not receive any of the proceeds from the sale of these shares by the selling stockholders except for the exercise proceeds from any common stock purchase options to be exercised by the selling stockholders.

Our common stock is traded on the Nasdaq National Market under the symbol “VSTY.” On May 30, 2006, the last reported sale price of our common stock on the Nasdaq National Market was $4.41 per share.

Investing in our common stock involves risk. See “Risk Factors” beginning on page 2 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                      , 2006

We have not authorized any dealer, salesperson or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or any accompanying prospectus supplement as if we had authorized it. This prospectus and any accompanying prospectus supplements do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor does this prospectus and any accompanying prospectus supplements constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus and any accompanying prospectus supplement is correct on any date after their respective dates, even though this prospectus or any prospectus supplement is delivered or securities are sold on a later date.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference contain certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. The Company has tried, whenever possible, to identify these forward-looking statements using words such as “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends” and similar expressions. These statements reflect the Company’s current beliefs and are based upon information currently available to it. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause the Company’s actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements.

See additional discussion under “Risk Factors” in this prospectus, and other factors detailed from time to time in the Company’s other filings with the Securities and Exchange Commission. The company undertakes no obligation to update or advise upon any such forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date of this prospectus. We are not making an offer of these securities in any state where the offer is not permitted.

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PROSPECTUS SUMMARY

This summary highlights some information contained or incorporated by reference in this prospectus. It may not contain all of the information that is important to you. Important information is incorporated by reference into this prospectus. To understand this offering fully, you should read carefully the entire prospectus, including “Risk Factors” and the other information incorporated by reference in this prospectus. References in this prospectus to “we,” “our,” and “us” shall mean Varsity Group Inc., unless the context indicates otherwise.

OUR COMPANY

We are a premier outsourcing solutions provider for the education community. Under the umbrella of our “VarsityBooks” and “Campus Outfitters” brands we offer a comprehensive outsource solution to provide textbooks, uniforms and school supplies to private K-12 schools, colleges, and distance and continuing education markets. Our textbook and apparel solutions are designed to release our partner institutions from the operational and financial challenges associated with managing highly seasonal retail operations and allows them to focus valuable resources on their core educational mission. Our textbook program, eduPartners, was the first online bookstore solution focused on meeting the needs of private middle and high schools nationwide.

Our executive offices are located at 1300 19th Street NW, 8th Floor, Washington, D.C. 20036, and our telephone number is (202) 667-3400.

THE OFFERING

We are registering for resale by the selling stockholders up to 867,724 shares of our common stock initially acquired from the Company by an affiliate of us in compensatory transactions. In addition, we are registering for resale up to 838,052 shares of our common stock issuable upon exercise of outstanding exercisable options issued by the Company to our executive officers. We are also registering for resale any additional shares of common stock which may become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration which results in an increase in the number of outstanding shares of common stock.

RISK FACTORS

Before you decide whether to purchase any of our securities, in addition to the other information set forth or incorporated by reference in this prospectus, you should carefully consider the risk factors set forth below, as the same may be updated from time to time by our future filings under the Securities Exchange Act. For more information, see the section entitled “Incorporation by Reference.”

WE HAVE A LIMITED OPERATING HISTORY UPON WHICH TO EVALUATE AN INVESTMENT IN OUR COMPANY.

We were founded in December 1997 and began selling textbooks on our website in August 1998. In May 2005, we acquired privately held Campus Outfitters, L.L.C. (“Campus Outfitters,”) a leading retailer of private elementary, middle and high school uniforms, which was founded in 1997 and began selling school uniforms in 1998. In March 2006, we acquired from White Hat on Campus LLC substantially all of the assets of the lydialearn.com business (“Lydialearn”), a payment acquisition system and related software business that connects learning developers and distributors through an internet portal model. In May 2006 we acquired from White Hat Ventures LLC substantially all of the assets of iQ Digital Studios, LLC (“iQ Digital”), a marketing, communications, public relations, web design, product development, sales management and related software business that provides media solutions focused on instructional and corporate communications. As a relatively new company, we face significant risks and uncertainties relating to our ability to successfully implement our strategy. If we are unable to grow as planned, our chances of maintaining profitability and the anticipated or forecasted results of operations could be reduced. You must consider the risks and uncertainties that a company with a limited operating history like ours faces. If we are unsuccessful in addressing these risks and uncertainties or are unable to execute our strategy, our business could be harmed which, in turn, could have a material adverse effect on the market price of our stock.

WE MUST CONTINUE TO CONVERT SCHOOLS TO OUR SCHOOL PROGRAMS AND RETAIN THEM IN THE PROGRAMS.

To be successful, we must attract and retain a significant number of schools to our eduPartner and Campus Outfitter school programs. Ultimately, we must attract the students and parents from each eduPartner and Campus Outfitter school to our website or retail stores at a reasonable cost. Any significant shortfall in the expected number of purchases occurring through our website or retail stores may negatively affect our financial results. Conversion of schools from traditional on campus bookstore operations to our online textbook and retail uniform outsource solutions may not occur as rapidly as we expect. Therefore, we may not achieve the customer traffic we believe is necessary to sustain the growth and profitability of our enterprise. Specific factors that could prevent widespread customer acceptance of our business and our ability to increase retail revenues include:

•	lack of awareness of our eduPartner and Campus Outfitter school programs;

•	pricing that does not meet consumer expectations;

•	consumer concerns about the security of online transactions;

•	shipping charges, which do not apply to shopping at traditional retail stores and are not always charged by some of our online competitors;

•	the delivery time associated with online orders, as compared to the immediate receipt of products at traditional retail stores;

•	product damage from shipping or shipments of the wrong products, which may result in a failure to establish trust in purchasing our products online;

•	delays in responses to consumer inquiries or in deliveries to consumers; and

•	difficulty in returning or exchanging orders.

Based on these or other factors, we may not be able to retain existing eduPartners or Campus Outfitter member schools or sign-up new eduPartners or Campus Outfitter member schools.

WE PRIMARILY RELY ON ONE SUPPLIER TO MEET OUR TEXTBOOK FULFILLMENT NEEDS.

We depend on B&T as the primary supplier of the textbooks that we offer. Our relationship with B&T is critical to our success. Our current contract with B&T expires on June 30, 2008. If we are unable to renew this contract when it expires, or are unable to otherwise rely on B&T for inventory maintenance and shipping services and we are unable to open our own distribution center or establish a comparable vendor relationship before the B&T relationship discontinues, our business may be materially harmed.

B&T warehouses most of our textbook inventory and we rely on them to maintain adequate inventory levels and rapidly fill our customers’ orders. Prices we pay for promotional, customer service and database management services and credits that we receive from B&T are currently based on volume and average cost requirements. Failure to meet these benchmarks would increase our costs. If they do not maintain sufficient inventory, or if they are unable to deliver the specific books our customers order or deliver these books in a timely fashion, we would not be able to meet our obligations to our customers, our revenues would decrease and we would likely experience a reduction in the value of our brand. If our relationship with B&T is disrupted or does not continue for any reason and we are unable to establish a comparable vendor relationship or open our own warehouse before the B&T relationship discontinues, we would not be able to fulfill our customers’ textbook orders. We cannot be certain that we would be able to establish new vendor relationships to ensure acquisition and distribution of textbooks in a timely and efficient manner or on acceptable commercial terms. In such event, we may determine that we need to maintain inventory, establish warehouse facilities and provide distribution services, which would require us to change our business model.

In addition, we estimate that a single publisher represented approximately 17% of our textbook revenues in 2005. If B&T’s relationship with this publisher is disrupted or discontinued, our business may be harmed.

We benefit from the shipping discounts offered to B&T by UPS and we rely on UPS and other third party common carriers for all shipments to and from B&T. If B&T’s relationship with UPS is discontinued or disrupted for any reason, we cannot be certain we would be able to affordably obtain comparable delivery services and might not be able to deliver textbooks to our customers in a timely manner. In addition, because we rely on third party common carriers to ship products to and from the B&T warehouses that our fulfillment is currently conducted from, we are subject to the risks, including employee strikes and inclement weather, that may prevent such third parties from meeting our fulfillment and delivery needs. Failure to deliver products to our customers in a timely and accurate manner may harm our reputation, our brand and our business.

WE FACE SIGNIFICANT COMPETITION IN THE ONLINE TEXTBOOK MARKETS AND THAT COMPETITION MAY INCREASE SUBSTANTIALLY BECAUSE OF THE LOW BARRIERS TO MARKET ENTRY.

The e-commerce and online textbook markets are new, rapidly evolving and intensely competitive. We expect competition to intensify in the future. Barriers to entry in the e-commerce industry are minimal, and current and new competitors can launch new websites quickly and at a relatively low cost. In addition, new and expanded Internet technologies, including search and web services, may further increase competition in the online textbook and e-commerce industries. We currently compete with a variety of other companies in the sale of textbooks, and if we are able to add other online product or service offerings we will have additional competition in those markets. Our current and potential competition in the textbook market includes the following categories of companies:

•	traditional new and used textbook retailers, such as campus bookstores;

•	traditional used textbook retailers, some of which have begun online selling;

•	textbook retailers and distributors such as the Follett Corporation, MBS Textbook Exchange, Nebraska Book Company, eCampus and Adams Book Company; and

•	Internet-based booksellers such as Amazon.com, Wal-Mart.com and BarnesandNoble.com

We are not able to reliably estimate the number of our direct competitors. To date, our most active competitor targeting the private middle and high school textbook market with an online bookstore program is MBS Textbook Exchange. Many of our current and potential competitors have longer general retail operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing, technological, operational and other resources than we do. Some of our competitors may be able to secure textbooks from vendors on more favorable terms, devote greater resources to marketing and promotional campaigns, adopt more aggressive pricing, shipping policies or inventory availability policies and devote substantially more resources to website and systems development than we can. As competition increases, we may experience reduced operating margins from pricing pressure or higher customer acquisition and retention costs, loss of market share and a diminished brand franchise.

To remain competitive, we may from time to time make pricing, service or marketing decisions or acquisitions that could negatively affect our financial condition and results of operations. It is possible that our supply channel (distributors and, indirectly, publishers) may enter the market and match our pricing through direct retail centers. Either or both of our supply channel or traditional operators of school bookstores may enter the online commerce market as our competitors.

As Internet use becomes increasingly prevalent, it is possible that the full text of books we offer for sale will be available for viewing on the web or on other electronic devices such as virtual textbooks. If virtual textbooks become a reality and students rely on them in lieu of purchasing hard copies of textbooks, our business may decline.

WE RELY ON OUR GOOD RELATIONSHIPS WITH VENDORS TO PURCHASE UNIFORM AND APPAREL MERCHANDISE AT FAVORABLE PRICES. IF THESE RELATIONSHIPS WERE TO BE IMPAIRED, WE MAY NOT BE ABLE TO OBTAIN A SUFFICIENT SELECTION OF MERCHANDISE AT ATTRACTIVE PRICES, WHICH COULD HAVE A NEGATIVE IMPACT ON OUR COMPETITIVE POSITION, OUR BUSINESS AND FINANCIAL PERFORMANCE.

We do not have long-term supply agreements or exclusive arrangements with any of our uniform and apparel vendors and, therefore, our success in the school uniform retail market depends on maintaining good relations with them. Since our business is fundamentally dependent on selling merchandise at attractive prices, we must continue to obtain from our vendors a wide selection of this merchandise at favorable wholesale prices. Our growth strategy depends to a significant extent on the willingness and ability of our vendors to supply us with sufficient inventory to stock our stores. If we fail to continue to deepen and strengthen our relations with our existing vendors to improve the quality of merchandise they supply us we may limit our ability to obtain a sufficient amount and variety of merchandise at favorable prices, which could have a negative impact on our competitive position.

WE PRIMARILY RELY ON ONE MANUFACTURER FOR CERTAIN MATERIALS REQUIRED BY SOME OF OUR CAMPUS OUTFITTER SCHOOLS.

Some of our Campus Outfitter program schools require uniforms with specific fabric and design requirements. We believe that suitable materials for these school uniforms could be obtained from other manufacturers in the event that our regular supplier (because of financial difficulties or otherwise) is unable or fail to provide them. However, there could be a significant production delay or disruption caused by the inability of the current supplier to deliver these materials which would make it difficult to identify and utilize alternative suppliers quickly, which in turn could have a material adverse impact on our results of operations. If we did experience any such delays or interruptions, there is no assurance that we would be able to find adequate alternative suppliers at a reasonable cost or without significant disruption to our business.

YOU SHOULD NOT RELY ON OUR QUARTERLY OPERATING RESULTS AS AN INDICATION OF OUR FUTURE RESULTS BECAUSE THEY ARE SUBJECT TO SIGNIFICANT FLUCTUATIONS.

Our quarterly operating results may fluctuate significantly in the future due to a variety of factors that could affect our revenues or our expenses in any particular quarter. We expect to continue to experience significant seasonality in our business related to the academic calendar and the corresponding demand for textbooks, uniforms and educational materials. Due to the concentration of private middle and high schools in our eduPartners and Campus Outfitters school programs, our revenues are concentrated in the traditional Fall back-to-school season of July, August and September, our third calendar quarter. During the third quarter of 2005, 2004, and 2003 our revenues were approximately 86%, 85% and 85% of total annual revenues, respectively. We expect this trend to continue. Fluctuations in our quarterly operating results could cause our stock price to decline. You should not rely on sequential quarter-to-quarter comparisons of our results of operations as an indication of future performance. Factors that may affect our quarterly results include:

•	seasonal trends in the textbook and school uniform industry and in the buying habits of students;

•	concentration of private middle and high schools in our eduPartners and Campus Outfitters school programs;

•	our ability to manage or influence inventory and fulfillment operations;

•	the level of merchandise returns we experience;

•	our ability to attract new customers, retain existing customers, maintain customer satisfaction and respond to our competitors;

•	introduction of enhancements or a change in pricing policies, by us or our competitors, or a change in pricing policy by our fulfillment sources in either the textbook or school uniform industries;

•	changes in the amount and timing of expenditures related to marketing, information technology and other operating expenses to support future growth;

•	technical difficulties or system downtime affecting the Internet generally or the operation of our website specifically;

•	potential acquisitions or strategic alliances either by us or our competitors;

•	general economic conditions, economic conditions specific to the Internet, eCommerce or the textbook and uniform industries; and

•	our ability to adequately staff our retail locations.

As a result of the seasonal fluctuations and because the online sale of textbooks and online selling in general is relatively new and it is difficult to predict consumer demand, it is possible that in some future periods our results of operations may be below the expectations of public market analysts and investors. In that event, it is likely that the price of our stock would decline.

OUR BUSINESS HAS EXPERIENCED SIGNIFICANT GROWTH OVER THE LAST THREE FISCAL YEARS. CONTINUED GROWTH AT THE LEVELS WE HAVE EXPERIENCED OUR LAST THREE FISCAL YEARS WILL PLACE A STRAIN ON OUR MANAGEMENT, OPERATIONAL AND FINANCIAL RESOURCES.

Our total revenues and total employees have grown over 200% over our last three years. We are rapidly expanding our operations and will continue to expand further to pursue growth of our core eduPartners business and expand into new markets, as evidenced by the acquisition of Campus Outfitters in May 2005. Such growth increases the complexity of our business and places a significant strain on our management, operations, and financial resources, and there can be no assurance that we will be able to manage it effectively. Our current and planned personnel, systems, procedures, and controls may not be adequate to support and effectively manage our future operations. We may not be able to hire, train, retain, motivate, and manage required personnel, which may limit our growth. If any of this were to occur, it could damage our reputation, limit our growth, adversely affect our operating results and harm our business.

WE FACE SIGNIFICANT INVENTORY RISK WITH OUR TEXTBOOKS.

Our textbook inventory balance as of December 31, 2005 consisted mainly of:

•	New textbook inventory held at B&T, our fulfillment partner, acquired by B&T in support of our eduPartners program for which they generally do not enjoy standard return privileges with publishers and new textbooks held at Campus Outfitters retail locations and at other locations; and

•	Used textbooks held at B&T, Campus Outfitters retail locations, or other locations.

Under our agreement with B&T in which B&T provides our order fulfillment and drop shipment services, B&T assumes ownership of all new textbooks until shipment and does not assume ownership of the used products it processes for us. Approximately 90% of new textbook unsold inventory at B&T is returned for credit with our publishers, which substantially reduces our risk of inventory obsolescence, however, we take title to the remaining unsold inventory and write down this balance for estimated excess and obsolete or unmarketable inventory equal to the difference between the cost of inventory and the estimated market value based upon assumptions about future demand and market conditions on a quarterly basis.

Should textbook return privileges extended to B&T or us by publishers materially change, we may face increased inventory risk and higher working capital requirements which could adversely affect our operating results.

To the extent that we continue to procure used textbooks and maintain textbook inventory at our Campus Outfitter retail operations, we will face increased inventory risk, which may adversely affect our operation results.

LOSS OF ANY OF OUR KEY MANAGEMENT PERSONNEL OR THE INABILITY OF OUR KEY MANAGEMENT PERSONNEL TO WORK TOGETHER EFFECTIVELY OR SUCCESSFULLY MANAGE OUR GROWTH COULD NEGATIVELY AFFECT OUR BUSINESS.

Our future success depends to a significant extent on the continued service and coordination of our management team, particularly Eric J. Kuhn, our co-founder and Chairman of the Board, Mark F. Thimmig, our President and Chief Executive Officer, James M. Craig, our Chief Financial Officer and Jack M Benson, our Chief Information Officer. We have entered into agreements with Mr. Kuhn, Mr. Thimmig, Mr. Craig and Mr. Benson that provide, among other things, that they are compensated in the event they are terminated without cause. The loss or departure of any of our executive officers or key employees could harm our ability to implement our business plan. We do not maintain key person insurance on any member of our management team.

IF WE ARE UNABLE TO ADAPT AS INTERNET TECHNOLOGIES AND CUSTOMER DEMANDS CONTINUE TO EVOLVE, OUR SERVICES AND PRODUCTS COULD BECOME LESS DESIRABLE.

The satisfactory performance, reliability and availability of our website, transaction-processing systems and network infrastructure are critical to our reputation and our ability to attract and retain customers and maintain adequate customer service levels. An unanticipated dramatic increase in the volume of traffic on our website or the number of orders placed by our customers may force us to expand and upgrade our technology, transaction-processing systems and network infrastructure. There can be no assurance that we will be able to accurately project the rate or timing of increases, if any, in the use of our website or timely expand and upgrade our systems and infrastructure to accommodate such increases. To be successful, we must adapt to our rapidly changing market by continually enhancing the technologies used in our Internet products and services and introducing new technology to address the changing needs of our business and customers. If we are unable, for technical, legal, financial or other reasons, to adapt in a timely manner in response to changing market conditions or business and customer requirements, our business could be harmed.

We expect to experience significant expenditures in people, processes and systems during the remainder of fiscal 2006 to accelerate the growth of our current business and establish a foundation to support the introduction of new businesses and revenue streams in the future. We are capitalizing these costs in accordance with American Institute of Certified Public Accountants (“AICPA”) Statement of Position No. 98-1 (“SOP 98-1”), “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use.” We will continue to upgrade our information systems in fiscal 2006, which includes substantially all aspects of transaction processing, including order management, cash and credit card processing, purchasing, inventory management and shipping in order to accommodate the Campus Outfitters acquisition, the continued growth of our textbook program, and to comply with the numerous reporting and control requirements imposed by the Sarbanes Oxley Act, including Section 404. Therefore, we anticipate incurring significant increases in general and administrative expenses in fiscal 2006.

WE DEPEND ON A THIRD-PARTY SERVICE PROVIDER FOR OUR INFORMATION TECHNOLOGY INFRASTRUCTURE. IF OUR THIRD-PARTY SERVICE PROVIDER EXPERIENCES ANY SYSTEM FAILURE OR INADEQUACY, OUR OPERATIONS COULD BE JEOPARDIZED.

Our operations are dependent on our ability to maintain our computer and communications software and equipment in effective working order and to protect our systems against damage from fire, natural disaster, power loss, communications failure or similar events. In addition, the growth of our customer base may strain or exceed the capacity of our computer and communications systems and lead to degradations in performance or systems failure. Our success, in particular our ability to successfully receive and fulfill orders and provide high-quality customer service, largely depends on the efficient and uninterrupted operation of our computer and communications hardware systems. We use an internally developed system for our website, search engine and substantially all aspects of transaction processing, including order management, cash and credit card processing, purchasing, inventory management and shipping.

Substantially all of our computer and communications hardware and software systems associated with the operation of our website are located at a single facility in Sterling, Virginia. That facility is owned, maintained and serviced by Qwest Communications. Although we own and maintain our hardware and software systems, including the software which is central to the sales, ordering and shipping processes, we rely on Qwest to ensure our computer and communications hardware and software operate efficiently and continuously. We do not presently have fully redundant systems or a formal disaster recovery plan and do not carry sufficient business interruption insurance to compensate for losses that may occur. Communications circuits, including access to and from the Internet are currently supplied by Qwest Communications. A disruption in this Internet service could cause a disruption in our ability to service our clients.

Despite our implementation of network security measures, our servers are vulnerable to computer viruses, physical or electronic break-ins, fire, flood, power loss, telecommunications failure, break-ins, earthquake and similar disruptions, which could lead to interruptions, delays, loss of data or the inability to accept and fulfill customer orders. Any damage, failure or delay that causes interruptions in our system operations could have a material adverse effect on our business.

In addition to our offsite software and hardware related to our website, at our headquarters we maintain a local area network, or LAN, which we use for our financial reporting systems, customer service operations, monitoring of our customer orders, e-mails and other internal processes. Any loss of service or other failure of this LAN, regardless of the availability of our website, would significantly impair our ability to service our customers and monitor and fulfill customer orders, which could have a material adverse effect on our business.

The failure of either our website or our LAN or any other systems interruptions that results in unavailability of our website or reduced order fulfillment performance, especially during the peak Fall sales period of July/August/September, could result in negative publicity or could reduce the volume of goods sold and attractiveness of our website and would seriously impair our ability to service our customers’ orders, all of which could negatively affect our revenues. Because our servers are located at a third-party’s facility and because some of the reasons for a systems interruption may be outside of our control, we also may not be able to exercise sufficient control to remedy the problem quickly or at all. Regardless of whether we or a third-party controls or creates system failure, the occurrence of system failure could adversely affect our reputation, seriously harm our business and cause us to lose a significant and disproportionate amount of revenues.

CONCERNS ABOUT SECURITY ON THE INTERNET MAY REDUCE THE USE OF OUR WEBSITE AND IMPEDE OUR GROWTH.

A significant barrier to confidential communications over the Internet has been the need for security. We rely on SSL encryption technology designed to prevent the misappropriation of customer credit card data during the transaction process. Under current credit card practices, a merchant is liable for fraudulent credit card transactions where, as is the case with the transactions we process, that merchant does not obtain a cardholder’s signature. A failure to adequately control fraudulent credit card transactions could reduce our collections and harm our business. Internet usage could decline if any well-publicized compromise of security occurred. Our site could be particularly affected by any such breach because our online commerce model requires the entry of confidential customer ordering, purchasing and delivery data over the Internet, and we maintain a database of this historical customer information. Until more comprehensive security technologies are developed, the security and privacy concerns of existing and potential customers may inhibit the growth of the Internet as a medium for commerce. We cannot be certain that advances in computer capabilities, new discoveries in the field of cryptography or other developments will not result in the compromise or breach of the algorithms we use to protect content and transactions on our website or proprietary information in our databases. Anyone who is able to circumvent our security measures could misappropriate proprietary, confidential customer or company information or cause interruptions in our operations. We may incur significant costs to protect against the threat of such security breaches or to alleviate problems caused by these breaches.

WE MAY BECOME SUBJECT TO BURDENSOME GOVERNMENT REGULATIONS AND LEGAL UNCERTAINTIES AFFECTING THE INTERNET THAT COULD ADVERSELY AFFECT OUR BUSINESS.

To date, governmental regulations have not materially restricted use of the Internet in our markets. However, the legal and regulatory environment that pertains to the Internet is uncertain and may change. Uncertainty and new regulations could increase our costs of doing business and prevent us from delivering our products and services over the Internet. The growth of the Internet may also be significantly slowed. This could delay growth in demand for our online services and limit the growth of our revenues. In addition to new laws and regulations being adopted, existing laws may be applied to the Internet. New and existing laws may cover issues, which include:

•	sales and other taxes;

•	user privacy;

•	pricing controls;

•	characteristics and quality of products and services;

•	consumer protection;

•	libel and defamation;

•	copyright, trademark and patent infringement; and

•	other claims based on the nature and content of Internet materials.

THE SARBANES OXLEY ACT OF 2002 IMPOSES ADDITIONAL OBLIGATIONS ON US, INCLUDING THE REQUIREMENT THAT WE DOCUMENT AND EVALUATE OUR INTERNAL CONTROLS. THIS EXERCISE HAS NO PRECEDENT AVAILABLE BY WHICH TO MEASURE THE ADEQUACY OF OUR COMPLIANCE AND MAY RESULT IN NON- COMPLIANCE WHICH MAY ADVERSELY AFFECT OUR STOCK PRICE. EFFORTS TO COMPLY WILL RESULT IN ADDITIONAL OPERATING EXPENSES, WHICH MAY MATERIALLY AFFECT OUR FINANCIAL RESULTS.

The Sarbanes-Oxley Act of 2002 and newly proposed or enacted rules and regulations of the SEC and NASDAQ impose new duties on us and our executives, directors, attorneys and independent accountants. In order to comply with the Sarbanes-Oxley Act and such new rules and regulations, we are evaluating our internal controls systems to allow management to report on, and our independent registered public accounting firm to attest to, our internal controls over financial reporting. It is uncertain as to which fiscal year we will need to comply with Section 404 of the Sarbanes-Oxley Act, although it is possible that it could be applicable to us for our December 31, 2006 Form 10-K. We expect that our efforts to comply with these new regulations will result in significant increases in general and administrative expenses in fiscal 2006 as we may be required to hire additional personnel and use additional outside legal, accounting and advisory services. Additionally, we expect that our efforts to prepare to comply with these new regulations will also result in a diversion of management time and attention from operating activities to compliance activities. Any of these developments could materially increase our operating expenses or affect our operating performance, which would adversely affect financial results.

While we anticipate being able to fully implement the requirements relating to the Sarbanes-Oxley Act in a timely fashion, we cannot be certain as to the outcome of our testing and resulting remediation actions or the impact of the same on our operations since there is no precedent available by which to measure compliance adequacy. If we are not able to implement the requirements of the Sarbanes-Oxley Act in a timely manner or with adequate compliance, we may be subject to sanctions or investigation by regulatory authorities, such as the SEC or NASDAQ, and our reputation may be harmed. Any such action could adversely affect our financial results and may adversely affect out stock price. Moreover, because these laws, regulations and standards are subject to varying interpretations, their application in practice may evolve over time as new guidance becomes available. This evolution may result in continuing uncertainty regarding compliance matters and additional costs necessitated by ongoing revisions to our disclosure and governance practices.

NEW ACCOUNTING PRONOUNCEMENTS MAY NEGATIVELY IMPACT OUR STOCK PRICE.

In December 2004, the Financial Accounting Standards Board, issued Statement of Financial Accounting Standards, or SFAS, No. 123R, “Share-Based Payment.” This statement, which was effective in our first quarter of 2006, changes how we account for share-based compensation and may negatively impact our stock price. The impact of adoption of SFAS No. 123R is difficult to predict at this time because it will depend on levels of share-based payments granted in the future. However, we believe if we had adopted SFAS No. 123R in prior periods, the impact of that standard would have approximated the impact of SFAS No. 123 as described in the notes to our consolidated financial statements. SFAS No. 123R also requires the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow, rather than as an operating cash flow. This requirement may reduce our net operating cash flows and increase our net financing cash flows in periods after adoption.

WE MAY ENCOUNTER PROBLEMS EFFECTIVELY INTEGRATING ACQUIRED COMPANIES.

Acquisitions involve the integration of companies that have previously operated independently. In connection with the Campus Outfitters, Lydialearn and iQ Digital acquisitions, there can be no assurance that we will:

•	effectively integrate employees, operations, products and systems;

•	realize the expected benefits of the transaction;

•	retain key employees;

•	realize all expected synergies;

•	avoid unanticipated operational difficulties or expenditures or both; and

•	effectively operate our existing textbook business, given the significant diversion of resources and management attention required to successfully integrate Campus Outfitters.

In addition to the risks described above the ultimate success of our acquisitions of Campus Outfitters, Lydialearn and iQ Digital are dependent on factors which include the following:

•	our ability to retain and motivate key employees;

•	our ability to fulfill our strategic plan for the acquisitions; and

•	our ability to cross-sell our products between our respective client bases.

IF WE ACQUIRE ANY ADDITIONAL COMPANIES IN THE FUTURE, THEY COULD PROVE DIFFICULT TO INTEGRATE, DISRUPT OUR CORE BUSINESS, DILUTE SHAREHOLDER VALUE AND ADVERSELY AFFECT OUR OPERATING RESULTS.

We evaluate and enter into negotiations pertaining to possible acquisitions, strategic investments in businesses and joint ventures in the ordinary course of our business. New acquisitions or investments may be disruptive to our organization. In connection with any acquisitions or investments, there is no assurance that we will:

•	effectively integrate operations, technologies, services and personnel;

•	avoid a diversion of financial and managerial resources from existing operations;

•	avoid assumption of unknown liabilities;

•	avoid unanticipated operational difficulties or expenditures or both;

•	retain key employees;

•	generate sufficient revenue to offset acquisition or investment costs; and

•	realize the expected benefits of the transaction.

In addition, any future acquisition or investment may result in a dilution to existing shareholders to the extent we issue shares of our common stock as consideration or reduced liquidity and capital resources to the extent we use cash as consideration.

OUR CAMPUS OUTFITTER BUSINESS DEPENDS IN PART ON THE AVAILABILITY OF SUITABLE LEASE SPACE TO SELL ITS SCHOOL UNIFORMS.

Through our Campus Outfitters brand, we sell school uniforms to the private K-12 school marketplace at retail locations. Part of our future growth is dependent on our ability to continue to operate these stores in desirable locations with lease costs that allow us to earn a reasonable return. One retail location is currently leased month-to-month and the other retail locations have leases that are scheduled to expire between January 2007 and May 2015. There can be no assurance that we will be able to renew our current leases as they expire, or that new leases will be available on terms acceptable to us. Failure to renew expiring leases may harm our reputation, our brand and our business.

IF WE DO NOT SUCCESSFULLY OPERATE OUR CAMPUS OUTFITTER RETAIL LOCATIONS, OUR BUSINESS COULD BE HARMED.

If we do not successfully operate our Campus Outfitter retail locations, our ability to meet customer demand could be significantly limited. Because our business model has not depended on sales from retail locations in the past, we may not manage our retail facilities in an optimal way, which may result in an excess or insufficient amount of inventory at our retail locations. A failure to optimize inventory in our retail locations will increase our shipping costs, by requiring us to make additional shipments to or from retail locations or vendors. We may be unable to adequately staff our retail locations. As we expand our retail customer base, our fulfillment network may become increasingly complex and operating it will become more challenging. There can be no assurance that we will be able to operate our fulfillment network effectively.

AS INTERNET TECHNOLOGY AND REGULATION ADVANCES, WE MAY NOT BE ABLE TO PROTECT OUR DOMAIN NAMES.

We currently hold various Internet domain names relating to our brands, including the “VarsityBooks.com”, “VarsityGroup.com”, “Varsity-Group.com,” “CampusOutfitters.com,” “lydialearn.com” and “Iq-digital.com” domain names. Governmental agencies and their designees generally regulate the acquisition and maintenance of domain names. The regulation of domain names in the generic category of domain names (i.e., .com, .net and .org) is now controlled by a non-profit corporation, which may create additional top-level domains. Requirements for holding domain names have also been affected. As a result, there can be no assurance that we will be able to acquire or maintain relevant domain names. Furthermore, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. Therefore, we may be unable to prevent third parties from acquiring domain names that are similar to, infringe upon or otherwise decrease the value of our trademarks and other proprietary rights. Any such inability could harm our business.

SOME STATES MAY IMPOSE A NEW SALES TAX ON OUR BUSINESS.

A 1992 Supreme Court decision held that the Commerce Clause of the United States Constitution limits a state’s ability to impose a sales or use tax collection responsibility on an out-of-state vendor unless such vendor maintains a physical presence, i.e., substantial nexus, in the taxing state. Based on this Supreme Court decision, we have determined that we do not have a substantial nexus in some jurisdictions where our products are received by customers, and, therefore, do not collect or remit sales or use tax in such jurisdictions. Because the scope of the 1992 Supreme Court decision is unclear, states may challenge our determination of substantial nexus. If successful, such challenges could result in significant liabilities for sales and use taxes with a material and adverse effect on our business. We currently collect and remit sales or use tax on all shipments to eighteen states. The 1992 Supreme Court decision also established that Congress has the power to enact legislation that would permit states to require collection of sales and use taxes by mail-order companies. Congress has from time to time considered proposals for such legislation. We anticipate that any legislative change, if adopted, would be applied on a prospective basis. While there is no case law on the issue, we believe that this analysis could also apply to our online business. Recently, several states and local jurisdictions have expressed an interest in taxing e-commerce companies who do not have any contacts with their jurisdictions other than selling products online to customers in such jurisdictions.

OUR EXECUTIVE OFFICERS, DIRECTORS AND EXISTING STOCKHOLDERS, WHOSE INTERESTS MAY DIFFER FROM OTHER STOCKHOLDERS, HAVE THE ABILITY TO EXERCISE SIGNIFICANT CONTROL OVER US.

As of December 31, 2005, and without giving effect to this offering, our executive officers, directors and entities affiliated with them, in the aggregate, owned approximately 21% of our outstanding common stock. These stockholders will be able to exercise significant influence over all matters requiring stockholder approval, including the election of directors, the approval of significant corporate transactions and the power to prevent or cause a change of control. The interests of these stockholders may differ from the interests of our other stockholders.

IF WE ARE UNABLE TO MAINTAIN OUR NASDAQ NATIONAL MARKET LISTING, OUR COMMON STOCK MAY BE SUBJECT TO DELISTING FROM THE NATIONAL MARKET AND YOUR ABILITY TO TRADE SHARES OF OUR COMMON STOCK COULD SUFFER.

In September 2004, our common stock was approved for relisting on the NASDAQ National Market and began trading on the NASDAQ National Market on September 29, 2004. For our common stock to remain listed on the NASDAQ National Market, we must meet the minimum listing requirements for continued listing, including, among other requirements, minimum bid price and market value of public float requirements. If we fail to continue to meet the minimum listing requirements, we may be delisted from the NASDAQ National Market. If our common stock is delisted from the NASDAQ National Market, sales of our common stock would likely be conducted only in the over-the counter market. This may have a negative impact on the liquidity and the price of our common stock, and investors may find it more difficult to purchase or dispose of, or to obtain accurate quotations as to the market value of, our common stock.

THE TRADING PRICE FOR OUR COMMON STOCK MAY DROP AND THIS COULD AFFECT YOUR ABILITY TO RESELL YOUR SHARES AT OR ABOVE THE PRICE YOU PAID TO PURCHASE SUCH SHARES.

The stock market, in general, and the trading prices of shares in public technology companies, particularly those such as ours that offer Internet-based products and services, have experienced extraordinary price and volume volatility in recent years. Such volatility has adversely affected the stock prices for many companies irrespective of, or disproportionately to, the operating performance of these companies. Indeed, the trading price of our common stock dropped significantly during the year ended December 31, 2000, thereby precipitating our delisting from the NASDAQ National Market in March 2001. Alternatively, the trading price of our common stock rose significantly during the years ended December 31, 2003 and 2004, ultimately leading to our common stock being relisted on the NASDAQ National Market in September 2004. During the year ended December 31, 2005, the trading price of our common stock dropped significantly. We believe that these fluctuations in our stock prices could be the result of many factors, some of which are beyond our control, such as:

•	our quarterly or annual results in operations;

•	investor perception of us, online retailing services and retail store services in general;

•	general economic conditions both in the United States and in foreign countries;

•	adverse or favorable business developments;

•	futures sales of substantial amounts of our common stock by our existing shareholders, officers or directors;

•	failure to meet estimates or expectations of securities analysts or changes in financial estimates by securities analysts; and

•	announcements by us or our competitors of new products and services.

As a result of these factors, we cannot assure you that the trading price of our common stock will not drop again or stay at its current price. Market and industry factors may materially and adversely further affect the market price of our common stock, regardless of our actual operating performance. Significant decreases in the trading price of our common stock is likely to affect our visibility and credibility in our market and this could affect your ability to resell your shares at or above the price you paid to purchase such shares.

IF OUR STOCK PRICE IS VOLATILE, WE MAY BECOME SUBJECT TO SECURITIES LITIGATION WHICH IS EXPENSIVE AND COULD RESULT IN A DIVERSION OF RESOURCES.

Securities class action litigation has often been brought against companies that experience volatility in the market price of their securities. Litigation brought against us could result in substantial costs to us in defending against the lawsuit and a diversion of management’s attention that could cause our business to be harmed.

FUTURE SALES OF OUR COMMON STOCK MAY NEGATIVELY AFFECT OUR STOCK PRICE.

The market price of our common stock could decline as a result of sales of a large number of shares of our common stock by our existing shareholders, officers or directors, such as this offering or the perception that such sales could occur. These sales also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

IT MAY BE DIFFICULT FOR A THIRD PARTY TO ACQUIRE OUR COMPANY AND THIS COULD DEPRESS OUR STOCK PRICE.

Delaware corporate law and our amended and restated certificate of incorporation and our by-laws contain provisions that could have the effect of delaying, deferring or preventing a change in control of Varsity Group or a change of our management that stockholders may consider favorable or beneficial. These provisions could discourage proxy contests and make it more difficult for you and other stockholders to elect directors and take other corporate actions. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock. These provisions include those which:

•	authorize the issuance of “blank check” preferred stock, which is preferred stock that can be created and issued by the board of directors without prior stockholder approval, with rights senior to those of common stock;

•	provide for a staggered board of directors, so that it would take three successive annual meetings to replace all directors;

•	prohibit stockholder action by written consent; and

•	establish advance notice requirements for submitting nominations for election to the board of directors and for proposing matters that can be acted upon by stockholders at a meeting.

USE OF PROCEEDS

The selling stockholders will receive all of the proceeds from the sale of shares of common stock under this prospectus. We will not receive any proceeds from these sales. However, 838,052 shares of common stock offered by this prospectus are issuable in the future upon the exercise of options to purchase common stock granted by us. If the options are fully exercised, we will receive aggregate gross proceeds of approximately $1,173,856. We expect to use the net proceeds from the exercise of the options, if any, for general corporate purposes.

SELLING STOCKHOLDERS

The following table provides information regarding the selling stockholders and the number of shares of common stock they are offering, which includes shares issuable upon exercise of outstanding exercisable common stock purchase options held by the selling stockholders. Under the rules of the SEC, beneficial ownership includes shares over which the indicated beneficial owner exercises voting or investment power. Shares of common stock subject to options that are currently exercisable or will become exercisable within 60 days are deemed outstanding for computing the percentage ownership of the person holding the options but are not deemed outstanding for computing the percentage ownership of any other person.

We believe that the persons named in the table have sole voting and investment power with respect to all shares beneficially owned. The information regarding shares beneficially owned after the offering assumes the sale of all shares offered by each of the selling stockholders. The percentage ownership data is based on 17,175,568 shares of our common stock outstanding as of May 8, 2006.

Each of Eric J. Kuhn and Jack M Benson has a material relationship with us:

Eric J. Kuhn co-founded Varsity Group Inc. in 1997 and has served as our Chairman of the Board since our inception. He has also served as our Chief Executive Officer and President from June 1999 until February 2006. From August 1997 to April 1998, Mr. Kuhn practiced law at Greenberg Traurig Hoffman Lippoff Rosen and Quentel P.A. in Miami, Florida, and from September 1996 to July 1997, practiced law at Kaye Scholer LLP in New York, New York. Mr. Kuhn received a B.A. with honors from Haverford College in 1993 and a J.D. with honors from The George Washington University Law School in 1996.

Jack M Benson has served as our Chief Information Officer, Senior Vice President, Business Development since May 15, 2006. From August 2001 to May 15, 2006, Mr. Benson served as our Chief Financial Officer, Vice President for Corporate Development and Secretary. He served as our Vice President for Finance and Operations from August 2000 to August 2001. From 1999 to August 2000, Mr. Benson was a Principal at Birdwood Capital, L.L.C., a venture-consulting firm. Before joining Birdwood, Mr. Benson served as our Director of Strategic Partnerships. From 1997 to 1999, Mr. Benson was a consultant at Dean & Company, a strategic management-consulting firm. Mr. Benson received a B.A. from Colgate University in 1988 and a M.B.A. from the Darden Graduate School of Business at the University of Virginia in 1997.

The shares of common stock covered by this prospectus may be sold by the selling stockholders, transferees, pledgees, assignees or other successors in interest. We are registering the shares of our common stock for resale by the selling stockholders defined below. The shares are being registered to permit public secondary trading of the shares, and the selling stockholders may offer the shares for resale from time to time. The selling stockholders acquired the common stock and options to which this prospectus relates directly from us in private placement transactions that were exempt from the registration requirements of the federal and state securities laws or in compensation issuances registered under the Securities Act on Form S-8.

Name	Number of Shares Beneficially Owned Before Offering(1)		Number of Shares Being Offered for Resale under this Prospectus(1)	Shares Beneficially Owned After Offering(2)
				Number	Percentage
Eric J. Kuhn	2,409,159	(3)	1,205,776	1,203,383	6.6
Jack M Benson	626,623	(4)	500,000	126,623	*

Total	3,035,782		1,705,776	1,330,006	7.3

*	Less than one percent of the common stock outstanding.

(1)	Includes shares of common stock issued and outstanding as of the date of this prospectus and shares of common stock issuable upon exercise of options to purchase common stock.

(2)	Assumes the selling stockholders sell all of the common stock being offered by this prospectus.

(3)	Represents 867,724 shares owned and 1,541,435 shares subject to options exercisable within 60 days of May 31, 2006.
(4)	Represents 3,623 shares owned and 623,000 shares subject to options exercisable within 60 days of May 31, 2006, which figure also includes 25,000 shares issuable upon exercise of outstanding warrants, all of which are exercisable within 60 days of May 31, 2006, at an exercise price of $1.06 per share held by Birdwood Capital, L.L.C., a limited liability company, but beneficially owned by Mr. Benson.

PLAN OF DISTRIBUTION

The selling stockholders and any of their respective transferees, pledgees, assignees or other successors-in-interest may, from time to time, sell any or all their respective shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange or market distribution in accordance with the rules of the applicable exchange or market;

•	privately negotiated transactions;

•	settlement of short sales;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	through options, swaps or derivatives;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders may from time to time transfer, pledge, assign or grant a security interest in some or all the shares of common stock respectively owned by them and, if they default in the performance of their secured obligations, the transferees, pledgees, assignees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the transferee, pledgee, assignee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

We are required to pay certain fees and expenses incurred incident to the registration of the shares. We have agreed to indemnify certain of the selling stockholders, and they have agreed to indemnify us, against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because the selling security holder may be deemed an underwriter, each selling security holder must deliver this prospectus and any supplements to this prospectus in the manner required by the Securities Act.

VALIDITY OF COMMON STOCK

The validity of the shares of common stock offered by this prospectus has been passed upon for us by Latham & Watkins LLP.

EXPERTS

The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2005 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION BY REFERENCE

We have elected to “incorporate by reference” certain information into this prospectus. By incorporating by reference, we can disclose important information to you by referring you to another document we have filed separately with the Securities and Exchange Commission. The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is superseded by information contained in this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the Securities and Exchange Commission:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2005;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2006;

•	Current Reports on Forms 8-K filed on February 21, 2006, April 5, 2006, April 5, 2006, May 5, 2006 and May 16, 2006; and

•	the description of our common stock contained in our Form 8-A dated January 18, 2000 and filed with the SEC under Section 12(b) of the Securities Exchange Act of 1934, including any amendments or reports filed for the purpose of updating the description.

We are also incorporating by reference all other reports that we file with the Securities and Exchange Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act between the date of this prospectus and the termination of the offering.

To receive a free copy of any of the documents incorporated by reference in this prospectus, other than exhibits, unless they are specifically incorporated by reference in those documents, call or write to Varsity Group Inc., Attention: Investor Relations, at our executive offices at 1300 19th Street NW, 8th Floor, Washington, DC 20036, (202) 667-3400, or refer to our website at http://www.varsitygroup.com. The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Securities Exchange Act and we therefore file periodic reports, proxy statements and other information with the Securities and Exchange Commission relating to our business, financial statements and other matters. The reports, proxy statements and other information we file may be inspected and copied at prescribed rates at the Securities and Exchange Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Securities and Exchange Commission’s Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains an Internet site that contains reports, proxy statements and other information regarding issuers like us that file electronically with the Securities and Exchange Commission. The address of the Securities and Exchange Commission’s Internet site is http://www.sec.gov. You may also view our filings with the Securities and Exchange Commission on our website at http://www.varsitygroup.com.

This prospectus constitutes part of a registration statement on Form S-3 filed under the Securities Act with respect to the securities. As permitted by the Securities and Exchange Commission’s rules, this prospectus omits some of the information, exhibits and undertakings included in the registration statement. You may read and copy the information omitted from this prospectus but contained in the registration statement, as well as the periodic reports and other information we file with the Securities and Exchange Commission, at the public reference facilities maintained by the Securities and Exchange Commission in Washington, D.C.

Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance we refer you to the copy of the contract or document filed or incorporated by reference as an exhibit to the registration statement or as an exhibit to our Securities Exchange Act filings, each such statement being qualified in all respects by such reference.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the costs and expenses payable by the registrant in connection with the sale of the shares of common stock being registered. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee.

Amount
Commission Registration Fee	$790
*Legal Fees and Expenses	$15,000
*Accounting Fees and Expenses	$5,000
*Miscellaneous Expenses	$5,000

*Total	$25,790

*	Estimated

ITEM 15.	LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS.

We are a Delaware corporation. Our Amended and Restated Certificate of Incorporation, as amended contains a provision in accordance with Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”), to limit the personal liability of our directors for violations of their fiduciary duties. This provision eliminates each director’s liability to us or our stockholders for monetary damages for breach of fiduciary duties as a director, except for liability: (i) for any breach of the director’s duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchase or redemption), or (iv) for any transaction from which the director derived an improper personal benefit. The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including such actions involving gross negligence.

Section 145(a) of the DGCL empowers a corporation to indemnify any present or former director, officer, employee or agent of the corporation, or any individual serving at the corporation’s request as a director, officer, employee or agent of another organization, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding provided that such director, officer, employee or agent acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, provided further that such director, officer, employee or agent had no reasonable cause to believe his conduct was unlawful.

Section 145(b) empowers a corporation to indemnify any present or former director, officer, employee or agent who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit provided that such director, officer, employee or agent acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification may be made in respect to any claim, issue or matter as to which such director, officer, employee or agent shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director, officer, employee or agent has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith; that indemnification and advancement of expenses provided for, by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and empowers the corporation to purchase and maintain insurance on behalf of a present or former director, officer, employee or agent of the corporation, or any individual serving at the corporation’s request as a director, officer or employee of another organization, against any liability asserted against him or incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

Our Amended and Restated Bylaws, as amended, provide our directors and officers shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director or officer, to the fullest extent permitted by the Delaware General Corporation Law. Our Amended and Restated Certificate of Incorporation, as amended, provides for indemnification of officers and directors to the full extent and in the manner permitted by Delaware General Corporation Law. Section 145 of the Delaware General Corporation Law makes provision for such indemnification in terms sufficiently broad to cover officers and directors under certain circumstances for liabilities arising under the Securities Act.

ITEM 16.	INDEX TO EXHIBITS.

Number		Exhibit

4.1	*	Amended and Restated Certificate of Incorporation of the Company, as amended

4.2	*	Amended and Restated By-laws of the Company

5.1		Opinion of Latham & Watkins LLP

23.1		Consent of Company’s Counsel (contained in Exhibit 5.1)

23.2		Consent of Pricewaterhouse Coopers LLP

24.1	**	Powers of Attorney (included on signature page of the Registration Statement)

*	Incorporated herein by reference to the exhibits to the Company’s Registration Statement on Form S-1 (File No. 33-89049).
**	Previously Filed.

ITEM 17.	UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price, set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described above, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Pre-Effective Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned thereunto duly authorized, in Washington, D.C. on this 26th day of May 2006.

VARSITY GROUP INC., a Delaware corporation

By:	/s/ Mark Thimmig
Mark Thimmig Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities indicated and on the 30th day of May, 2006.

Signature	Title

* Eric J. Kuhn	Chairman of the Board

/s/ Mark Thimmig Mark Thimmig	President and Chief Executive Officer (Principal Executive Officer)

/s/ James M. Craig James M. Craig	Chief Financial Officer (Principal Financial and Accounting Officer)

* John T. Kernan	Director

* Allen L. Morgan	Director

* William J. Pade	Director

* Robert Holster	Director

* By:	/s/ Mark Thimmig
Mark Thimmig, Attorney-in-Fact

EXHIBIT INDEX

Number		Exhibit

4.1	*	Amended and Restated Certificate of Incorporation of the Company, as amended

4.2	*	Amended and Restated By-laws of the Company

5.1		Opinion of Latham & Watkins LLP

23.1		Consent of Company’s Counsel (contained in Exhibit 5.1)

23.2		Consent of Pricewaterhouse Coopers LLP

24.1	**	Powers of Attorney (included on signature page of the Registration Statement)

*	Incorporated herein by reference to the exhibits to the Company’s Registration Statement on Form S-1 (File No. 33-89049).
**	Previously Filed.